Exhibit 99.1

IDX and Fujitsu to Terminate Agreement to Provide Solution for

Southern Cluster of UK’s National Health Service Connecting for

Health Program

Company Reaffirms 2005 Guidance and Revises Guidance for 2006

BURLINGTON, VT – June 1, 2005 – IDX Systems Corporation (NASDAQ:IDXC) today announced that it has agreed with Fujitsu Services Limited to terminate their agreement under which IDX and British Telecom (BT) agreed to provide a “common solution” approach to a clinical information system for the Southern Cluster of the United Kingdom National Health Service (NHS) Connecting for Health program. Fujitsu had previously agreed to share a common software solution that IDX was developing with BT, the prime contractor for the London Cluster, to be implemented across the Southern and London Clusters. IDX and Fujitsu’s agreement is conditioned upon Fujitsu and the NHS executing a memorandum of understanding in relation to the development of an alternative solution in the Southern Cluster. IDX will continue to provide the core clinical records software for the London Cluster.

James H. Crook, Jr., IDX’s Chief Executive Officer, said, “Fujitsu Services’ decision to withdraw from the “common solution” and to align itself with another provider for the Southern Cluster is disappointing. We believe that, together with our prime contractor BT, we have overcome numerous obstacles in delivering on the national program, which is unprecedented in scale, complexity and schedule, and will ultimately deliver real benefits to patients, care givers and NHS staff. In spite of these challenges, we believe that IDX Carecast™, one of the first products developed to the rigorous national standards, will be a successful solution for the London Cluster. With the full support of BT and the Authority, we eagerly anticipate the first installation of the Carecast system in the coming weeks and the rollout of Carecast in London this year. We expect to see a rapid acceleration of deployments to trusts in the next 12 months.”

Tim Smart, President Business Operations for BT in the UK said, “We and IDX have important work to do together. Our joint undiminished focus is on the deployment, across London, of world-class systems for our customer. We are addressing that task with confidence and enthusiasm.”

Revised Guidance

While costs in the current quarter are running a little ahead of our previous expectations, primarily because of increased consulting costs in the UK, we are reiterating 2005 guidance of $610 million to $630 million in revenue and earnings per share of $1.25 - $1.31. The Company also expects to take a charge of between $2 million and $4 million in the second quarter of 2005 related to the anticipated exiting costs associated with the project. With respect to 2006, IDX now expects that 2006 revenues will be $670 million to $690 million, down from the Company’s previous forecast of $700 million to $720 million, and that EPS is expected to be $1.50 to $1.60 per share, down from its previous estimate of $1.65 to $1.75 per share.

Commenting on the revised guidance, Crook said, “Even with these lowered projections, IDX’s revenue and earnings growth remains strong. Our domestic U.S. business continues to accelerate, and we have a number of opportunities in the international market which we are aggressively pursuing.”

Conference Call

A conference call with investors will be held on June 1, 2005 at 9 am EDT to discuss this announcement. The conference call dial-in is 877-518-6109 with the passcode 42629. The webcast is available at http://www.idx.com, Investor Relations, Multimedia.

About IDX

Founded in 1969, IDX Systems Corporation provides information technology solutions to maximize value in the delivery of healthcare, improve the quality of patient service, enhance medical outcomes, and reduce the costs of care. Our systems are deployed to serve approximately 150,000 physicians and are installed at over 3,400 customer sites, including more than 850 group practices and approximately 370 integrated delivery networks servicing more than 500 hospitals.

The IDX web strategy includes browser technology, e-commerce and web-based tools – built using Internet architecture – that facilitates access for patients, physicians and care providers to vital health information and data managed by the IDX clinical, administrative, financial, and managed care products. IDX has approximately 2,400 full-time employees.

IDX is a registered trademarks or trademarks of IDX Investment Corporation.

This press release contains forward-looking statements about IDX Systems Corporation that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are uncertainties or difficulties in developing new services, including Carecast, possible failure of IDX to realize the benefits of developing clinical guidelines, difficulties in implementing systems, possible deferral, delay, termination or cancellation by customers of computer system or service purchase decisions, possible delay, cancellation or termination of system installations and service implementations, development by competitors of new or superior technologies, changing economic, political and regulatory influences on the healthcare and e-Commerce industries, possible disruptions in the world economy caused by terrorist activities and foreign conflicts, changes in product pricing policies, governmental regulation of IDX’s software and operations, the possibility of product-related liabilities, failure to secure opportunities and factors detailed from time to time in IDX’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. IDX undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

For additional information, contact:

Investors:	Media:
Margo C. Happer	Drew Brown/ Jim Barron
IDX Systems Corporation	Citigate Sard Verbinnen
(802) 859-6169	(212) 687-8080